EXHIBIT 3.02

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

DISCOVER SCREENS, INC.

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DISCOVER SCREENS, INC., a Florida corporation (the “Corporation”), hereby certifies as follows:

1. The Articles of Incorporation of the Corporation are hereby amended by deleting Article IV in its entirety and by substituting, in lieu thereof, the following:

“ARTICLE IV

CAPITAL STOCK

The aggregate number of shares of stock authorized to be issued by this corporation shall be 300,000,000 shares of common stock, each with a par value of $0.001. Each share of issued and outstanding common stock shall entitle the holder thereof to fully participate in all shareholder meetings, to cast one vote on each matter with respect to which shareholders have the right to vote, and to share ratably in all dividends and other distributions declared and paid with respect to the common stock, as well as in the net assets of the Corporation upon liquidation or dissolution.”

2. The foregoing amendment shall become effective as of the close of business on the date these Articles of Amendment are approved by the Florida Department of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Florida.

3. The amendments recited in Section 1. above have been duly adopted in accordance with the provisions of §607.0821, .0704, .1003 and .1006, Florida Statutes, the shareholders and directors of the corporation having executed a written statement, dated October 12, 2006, manifesting their intention that the amendment be adopted.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be prepared under the signature of its Chief Executive Officer and President this 12th day of October, 2006.

DISCOVER SCREENS, INC.

By:	/s/ Robin Hoover
Robin Hoover, Chief Executive Officer

By:	/s/ Robert Blank
Robert Blank, President